Exhibit 10.4

AGS HOLDINGS, LLC

PHANTOM UNITS PLAN

1. Purpose

This Phantom Units Plan (the “Plan”) is intended to reinforce and encourage the continued attention and dedication of certain Covered Executives (as defined below) to their assigned duties to AGS LLC or its Subsidiaries (collectively, “AGS”) until a Change in Control (defined below) of AGS Holdings, LLC, a Delaware limited liability company (the “Company”) and the ultimate parent of AGS. The Plan is for the benefit of Covered Executives.

2. Definitions

For purposes of this Plan:

(a) “AGS Units” shall mean the units of the Company in the Company’s Second Amended and Restated Limited Liability Agreement, as the same may be further amended or restated from time to time.

(b) “Alpine Investors” shall mean Alpine Investors II, LP, and each of its affiliates, successors and assigns.

(c) “Board” shall mean the Board of Managers of the Company or the sole member of the Company if no Board of Managers then exists.

(d) “Cause” means either (i) the definition of “Cause” in any employment agreement or offer letter with such Covered Executive or (ii) if no such definition exists with a Covered Executive, then “Cause” shall mean the termination of such Covered Executive for any of the following reasons: (a) the Covered Executive’s failure to correct underperformance after written notification from the AGS’ Chief Executive Officer or the Board, (ii) the Covered Executive’s illegal fraudulent conduct, (iii) the Covered Executive’s conviction of a felony, (iv) a determination by the Board that the Covered Executive’s involvement with AGS or the Company would have a negative impact on AGS’ ability to receive or retain any licenses, (v) the Covered Executive’s willful or material misrepresentation to AGS, AGS’ Chief Executive Officer or the Board relating to the business, assets, prospects, or operations of AGS, or (vi) the Covered Executive’s refusal to take any action as reasonably directed by the Board or any individual acting on behalf or at the direction of the Board.

(e) a “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than Alpine Investors or its affiliates (including its limited partners and their affiliates), any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of membership interests of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding membership interests having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of membership interests directly from the Company); or

(ii) the consummation of (A) any consolidation or merger of the Company where the members of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, membership interests or shares representing in the aggregate more than 50 percent of the voting membership interests or shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

(f) “Holdback Proceeds” shall mean any portion of the Transaction Proceeds payable to holders of Outstanding AGS Units generally after the Closing Date that is not paid in cash or marketable securities, including (i) consideration held in an escrow fund or otherwise held back for indemnification or other claims (such Holdback Proceeds to be calculated by reference to the value of the units of the Company); (ii) promissory notes; or (iii) rollover or retained equity not publicly tradeable.

(g) “Net Individual Transaction Proceeds” shall mean for each individual holder of Phantom Units, an amount equal to the difference between (i) the Transaction Proceeds and (ii) such holder’s applicable Strike Price Value.

(h) “Outstanding AGS Units” shall mean the 3,901,824 AGS Units issued and outstanding on April 30, 2010, as adjusted for any splits, units dividends, combinations, recapitalizations, reorganizations or other similar events following the date hereof. Outstanding AGS Units shall not include any additional AGS Units issued and sold by the Company after April 30, 2010. As a result, in the event that the Outstanding AGS Units represent only 75% of the total AGS Units then outstanding, then the percentage payable to the Phantom Units (net of the applicable Strike Price Values) shall be applied against the 75% (not 100%) of the actual transaction proceeds from the Change in Control that are applicable to the Outstanding AGS Units.

(i) “Phantom Unit Certificate” has the meaning set forth in Section 5(b) hereof.

(j) “Phantom Units” shall mean the number of Phantom Units held by a Covered Executive under the Plan as set forth for such Covered Executive in such Covered Executive’s individual Phantom Unit Certificate. The maximum number of Phantom Units is set forth on Exhibit A which Exhibit A also provides the maximum percentage of Transaction Proceeds available to the Phantom Units; as updated from time to time.

(k) “Phantom Unit Proceeds” shall mean, for each individual holder of Phantom Units, the product of (i) such holder’s Net Individual Transaction Proceeds and (ii) the vested percentage amount applicable to such holder’s Phantom Units as set forth in such holder’s Phantom Unit Certificate.

(1) “Separation from Service” or “Separates from Service” occurs when the Company and the Covered Executive reasonably anticipate that no further services would be performed by the Covered Executive for the Company or any affiliates of the Company after a certain date, that the level of bona fide services the Covered Executive would perform for the Company after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Covered Executive for the Company over the immediately preceding 36-month period (or period of employment, if less than 36 months). For purposes hereof, the term “Company” includes any other entity that is part of a controlled group that includes AGS as defined in Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”), except that in applying Section 1563(a)(1), (2) and (3) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent.” A transfer from one AGS affiliate to another is not considered a Separation from Service.

(m) “Strike Price Value” shall mean the amount set forth for each individual Covered Executive set forth in his individual Phantom Unit Certificate, as adjusted therein.

(n) “Transaction Proceeds” shall mean an amount equal to the aggregate value of cash and/or property (e.g., securities, notes, etc.) actually paid or payable on the Outstanding AGS Units in cash or marketable securities in connection with Change in Control (all as determined by the Board in good faith). Transaction Proceeds shall include any Holdback Proceeds; provided that Holdback Proceeds shall only be paid to a Covered Executive when and if such Holdback Proceeds are otherwise payable in cash or marketable securities to or on behalf of the holders of the Outstanding AGS Units Notwithstanding any provision of this Plan or any Phantom Unit Certificate issued hereunder, no payments from the Holdback Proceeds shall be paid later than five years after the Change in Control.

3. Covered Executives

The Board may select certain key members of management (the “Covered Executives”) to be eligible to receive grants of Phantom Units hereunder.

4. Administration

The Board shall have the sole discretion and authority to administer and interpret the Plan.

5. Determination of Payments on Phantom Units

(a) In connection with the consummation of a Change in Control of the Company that is effective on or prior to February 27, 2015, the Company shall establish the amount of payments, if any, to the Phantom Units from Transaction Proceeds. The amount of Phantom Unit Proceeds on each set of vested Phantom Units shall be determined based on the product of (i) the vested percentage represented by a holder’s then vested Phantom Units (as set forth in such holder’s Phantom Unit Certificate) and (ii) such holder’s applicable Net Individual Transaction Proceeds.

(b) In connection with each Covered Executive’s participation in the Plan, the Covered Executive shall receive a certificate in the form provided to him (the “Phantom Unit Certificate”). The Phantom Unit Certificate shall specify such Covered Executive’s Phantom Units. A Covered Executive’s Phantom Unit Certificate may include other terms and conditions applicable to such Covered Executive, as determined in the discretion of the Board, that are not inconsistent with the provisions of this Plan.

(c) The Company shall pay each Covered Executive, subject to terms of such Covered Executive’s Phantom Unit Certificate, an amount equal to such Covered Executive’s Phantom Unit Proceeds (other than Holdback Proceeds) upon a Change in Control. Each Covered Executive’s Phantom Units Proceeds and all Holdback Proceeds, if any, shall be paid to each Covered Executive on the same schedule and under the same terms and conditions as apply to payments to the Outstanding AGS Units. Alpine AGS LLC, as the current owner of all of the Outstanding AGS Units, hereby authorizes the Company to pay such proceeds otherwise due to it or its successors and assigns in connection with this Plan Notwithstanding any provision of this Plan or any Phantom Unit Certificate issued hereunder, no payments from the Holdback Proceeds shall be paid later than five years after the Change in Control.

(d) To the extent set forth in a Covered Executive’s Phantom Unit Certificate, a Covered Executive shall be entitled to receive payments for his Phantom Units upon his Separation from Service at such time as provided in his Phantom Unit Certificate.

6. Confidentiality of Plan and Phantom Units

A Covered Executive may not disclose any information regarding the Plan, including the Covered Executive’s selection to participate in the Plan and the Covered Executive’s Phantom Unit, to any other person, other than to immediate family members, or to the Participant’s accountants, financial advisers, or attorneys, or as may be required by law.

7. Section 409A

(a) The Company intend that this Agreement will be administered in accordance with Section 409A (“Section 409A”) of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The Company may amend this Plan and any Phantom Unit Certificate granted hereunder as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder. Subject to Section 7(b) below, any amendments made under this Section 7(a) or for any other reason under this Plan and any Phantom Unit Certificate shall be made so that payments hereunder are not subject to the 20% tax under Section 409A.

(b) The Company makes no representation or warranty and shall have no liability to any Covered Executive or any other person if any payments under any provisions of this Plan or any Phantom Unit Certificate are determined to constitute deferred compensation under Section 409A that are subject to the 20% tax under Section 409A.

8. Miscellaneous

(a) Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time in its sole discretion but only with the prior written consent of a majority of the holders of Phantom Units under the Plan. This Plan, and all rights granted hereunder, shall terminate on the earlier of (x) the date all amounts to be paid to Covered Executives hereunder are paid following a Change in Control and (y) February 28, 2015. Notwithstanding the foregoing, if the effective date of a Change in Control occurs prior to February 28, 2015, this Plan and all rights granted hereunder shall terminate on the date all amounts to be paid to Covered Executives hereunder are paid following such Change in Control.

(b) No Contract for Continuing Services. This Plan and any Phantom Unit Certificate granted hereunder shall not be construed as creating any contract for continued services between the Company or any of its subsidiaries and any Covered Executive and nothing herein contained shall give any Covered Executive the right to be retained as an employee of the Company or any of its subsidiaries.

(c) No Transfers. A Covered Executive’s rights in an interest under the Plan or the Phantom Units issued thereunder may not be assigned or transferred; except it may be transferred upon his or her death to his or her estate.

(d) Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of subsidiaries or affiliates and any Covered Executive. To the extent that any Covered Executive holds any rights by virtue of an award of Phantom Units under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any of its subsidiaries.

(e) Governing Law. The Plan and each Phantom Unit Certificate awarded under the Plan shall be construed in accordance with and governed the laws of the State of Delaware, without regard to principles of conflict of laws of such state.

(f) Tax Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such cash payments.

(g) Effect on Other Plans. Nothing in this Plan shall be construed to limit the rights of Covered Executives under the Company’s benefit plans, programs or policies.

(h) No Rights as a Member. No Covered Executive shall be deemed for any purpose to be a stockholder, partner, member or other equityholder of the Company or any subsidiary and the existence of the Plan shall not affect the right or power of the Company or any subsidiary to accomplish any act.

(i) Effective Date. The Plan shall be effective on the date hereof.

EXHIBIT A

CALCULATION OF TOTAL PHANTOM UNITS

The Plan may grant up to 1250 Phantom Units, representing 12.5% of Transaction Proceeds, less the applicable individual Strike Price Values, for all outstanding Phantom Units.